Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS THIRD QUARTER FISCAL 2022 RESULTS

•Net earnings of $312.4 million, or $2.54 per diluted share, increased by 140% compared with $130.4 million, or $1.07 per diluted share, in the prior year period
•Core EBITDA of $483.9 million increased 110% year-on-year; a total of $1.4 billion of Core EBITDA achieved over the trailing 12 months
•Margins over scrap in North America and Europe reflect strong market conditions and favorable customer sentiment
•Continued strength in North America downstream pipeline, with record bid activity and backlog levels on both a volume and price basis
•Completed the acquisition of Tensar Corporation, creating a new, attractive strategic growth platform

Irving, TX - June 16, 2022 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal third quarter ended May 31, 2022. Net earnings were $312.4 million, or $2.54 per diluted share, on net sales of $2.5 billion, compared to prior year period net earnings of $130.4 million, or $1.07 per diluted share, on net sales of $1.8 billion.

During the third quarter of fiscal 2022, the Company recorded net after-tax costs of $7.8 million related to the acquisition of Tensar Corporation and an asset impairment. Excluding this expense, third quarter adjusted earnings were $320.2 million, or $2.61 per diluted share, compared to adjusted earnings of $127.1 million, or $1.04 per diluted share, in the prior year period. "Adjusted EBITDA," "core EBITDA," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "The third quarter was another remarkable financial result for our Company, underpinned by strong operational execution and robust market conditions across our key geographies. I am extremely proud of CMC’s financial achievements during the quarter, especially in Europe. CMC employees in Poland have opened their homes and communities in a heartfelt grassroots effort to assist refugees fleeing the war in Ukraine. Amazingly, while responding to dire humanitarian needs, our team produced record quarterly adjusted EBITDA that nearly matched the best annual performance in the history of CMC’s Europe segment.”

(CMC Third Quarter Fiscal 2022 - 2)

Ms. Smith continued, “In late April, we welcomed Tensar to the CMC organization. Seeing the early results of the teams working together has only further reinforced our confidence in the strategic merits of this transaction and the potential for meaningful commercial synergies. With the onboarding of Tensar, CMC has added a highly attractive new growth platform and is creating a valuable and unique portfolio of solutions for existing and new markets.”

The Company's balance sheet and liquidity position remained strong as of May 31, 2022. Cash and cash equivalents ended the quarter with a balance of $410.3 million, following a $550 million payment, net of cash acquired, to complete the purchase of Tensar. In addition, $624.3 million remained available under the Company's credit and accounts receivable facilities. CMC repurchased approximately one million shares of common stock during the quarter, returning $38.6 million of cash to shareholders. As of May 31, 2022, $294.4 million remained under the current share repurchase authorization.

On June 15, 2022, the board of directors declared a quarterly dividend of $0.14 per share of CMC common stock payable to stockholders of record on June 29, 2022. The dividend to be paid on July 13, 2022, marks the 231st consecutive quarterly payment by the Company, and represents a 17% increase from the dividend paid in July 2021.

Business Segments - Fiscal Third Quarter 2022 Review
Demand for CMC's finished steel products in North America was again robust during the quarter, with several key internal and external indicators pointing toward continued strength. Downstream bid volumes, a key indicator of the construction project pipeline, increased meaningfully from a year ago, resulting in the expansion of contract backlog levels. Demand from industrial end markets continued to trend positively, with most end use applications increasing compared to the prior year period.

The North America segment reported adjusted EBITDA of $379.4 million for the third quarter of fiscal 2022, an increase of 83% compared to $207.3 million in the prior year period. This improvement was driven by record margins on sales of both steel products and raw materials. Steel products have experienced five consecutive quarters of year-over-year margin expansion, while margins on raw material sales have grown for nine consecutive quarters. Controllable costs per ton of finished steel shipped were unchanged in comparison to the second fiscal quarter, but were up from the prior year period primarily as a result of higher per unit purchase costs for freight, energy and alloys.

Shipment volumes of finished steel, which include steel products and downstream products, followed typical seasonal patterns, and were essentially unchanged from the prior year period. The average selling price for steel products increased by $316 per ton compared to the third quarter of fiscal 2021, while the cost of scrap utilized rose $103 per ton. The result was a year-over-year increase of $213 per ton in margin over scrap. The average selling price for downstream products increased by $281 per ton from the prior year period and $75 per ton on a sequential

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basis. Future pricing indicators on new work entering the backlog remain positive, as average price levels for bids and new awards climbed significantly from the prior year period.

The Europe segment reported record adjusted EBITDA of $121.0 million for the third quarter of fiscal 2022, up 142% compared to adjusted EBITDA of $50.0 million for the prior year quarter. The improvement was driven by a significant expansion in both shipment volume and margin over scrap. Similar to North America, underlying demand for steel products remained robust. Volumes of rebar, merchant bar, and wire rod increased on a year-over-year basis, assisted by the addition of a third rolling line, which improved production flexibility and the mill’s ability to capitalize on favorable market conditions. During the first 12 months of operating the new rolling line, quarterly shipment volumes of finished products have increased 35% compared to the average of the preceding five years.

As a result of continued strong demand and constrained supply in the wake of trade sanctions against Russia and Belarus, average selling price increased by $303 per ton compared to the prior year quarter, while the cost of scrap utilized rose $154 per ton. The result was a year-over-year increase in margin over scrap of $149 per ton.

The Company's new Tensar business generated EBITDA of $4.9 million during its first five weeks as part of CMC. Excluding a $2.2 million charge to reflect purchasing accounting effect on inventory, EBITDA amounted to $7.1 million on net sales of $28.0 million. EBITDA margin of 25.4% was consistent with Tensar's trailing five-year average. Tensar's financial performance is included within CMC's existing operating segments, with North American results incorporated into CMC's North America segment and all other operations included in the Europe segment.

Outlook
Ms. Smith said, "We anticipate strong financial performance to continue in the fourth quarter. Robust demand for each of CMC’s major product lines is expected to persist, augmented by our growing downstream backlog and solid levels of new work entering the project pipeline. Margins over scrap in both North America and Europe should remain at levels near those of the third quarter, driven by favorable market conditions across our geographies."

Ms. Smith added, "Looking into CMC’s fiscal 2023, we see several factors that should support continued strength in construction markets. Firstly, as a result of the continued high levels of new bidding activity, we anticipate entering our new fiscal year with historically high levels of contract backlog. In addition, new project bid levels should remain strong based on the benefits of rising activity related to the recently enacted federal infrastructure bill, non-residential construction activity supported by follow-on investment in the wake of historically high new residential community formation in our home markets, and from the continuation of reshoring trends that have already resulted in significant new projects. The expected early calendar 2023 startup of our Arizona 2 micro mill will provide CMC with a greater flexibility to capitalize on these anticipated favorable demand conditions.”

(CMC Third Quarter Fiscal 2022 - 4)

Conference Call
CMC invites you to listen to a live broadcast of its third quarter fiscal 2022 conference call today, Thursday, June 16, 2022, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the United States and Poland. Through its Tensar division, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through its two major product lines: Tensar® geogrids and Geopier® foundation systems.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the impact of the Russian invasion of Ukraine, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these

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expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2021, and Part II, Item IA, "Risk Factors" of our subsequent quarterly reports on Form 10-Q, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, energy supplies and raw materials, which is uncertain, but may prove to negatively impact our business and operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance of their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which

(CMC Third Quarter Fiscal 2022 - 6)

we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Third Quarter Fiscal 2022 - 7)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Nine Months Ended
(in thousands, except per ton amounts)	5/31/2022	2/28/2022	11/30/2021	8/31/2021	5/31/2021	5/31/2022	5/31/2021
North America
Net sales	$2,033,150	$1,614,224	$1,653,622	$1,660,409	$1,558,068	$5,300,996	$4,010,567
Adjusted EBITDA	379,355	535,463	268,524	212,018	207,330	1,183,342	534,576

External tons shipped
Raw materials	353	329	334	331	368	1,016	1,000
Rebar	505	407	442	469	500	1,354	1,458
Merchant and other	274	245	257	302	289	776	821
Steel products	779	652	699	771	789	2,130	2,279
Downstream products	399	327	400	415	408	1,126	1,122

Average selling price per ton
Raw materials	$1,207	$1,103	$1,034	$1,069	$949	$1,116	$813
Steel products	1,110	1,041	976	900	794	1,045	702
Downstream products	1,244	1,169	1,092	1,014	963	1,168	943

Cost of raw materials per ton	$908	$834	$766	$805	$697	$837	$597
Cost of ferrous scrap utilized per ton	$472	$436	$428	$434	$369	$446	$327

Steel products metal margin per ton	$638	$605	$548	$466	$425	$599	$375

Europe
Net sales	$484,564	$395,758	$329,056	$368,290	$284,107	$1,209,378	$680,769
Adjusted EBITDA	120,974	81,149	79,832	67,676	50,005	281,955	80,582

External tons shipped
Rebar	170	172	103	174	141	445	347
Merchant and other	306	278	262	286	263	846	807
Steel products	476	450	365	460	404	1,291	1,154

Average selling price per ton
Steel products	$967	$851	$869	$763	$664	$898	$552

Cost of ferrous scrap utilized per ton	$530	$444	$434	$448	$376	$472	$324

Steel products metal margin per ton	$437	$407	$435	$315	$288	$426	$228

(CMC Third Quarter Fiscal 2022 - 8)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended					Nine Months Ended
Net sales	5/31/2022	2/28/2022	11/30/2021	8/31/2021	5/31/2021	5/31/2022	5/31/2021
North America	$2,033,150	$1,614,224	$1,653,622	$1,660,409	$1,558,068	$5,300,996	$4,010,567
Europe	484,564	395,758	329,056	368,290	284,107	1,209,378	680,769
Corporate and Other	(1,987)	(1,094)	(877)	1,947	2,866	(3,958)	7,778
Total net sales	$2,515,727	$2,008,888	$1,981,801	$2,030,646	$1,845,041	$6,506,416	$4,699,114

Adjusted EBITDA
North America	$379,355	$535,463	$268,524	$212,018	$207,330	$1,183,342	$534,576
Europe	120,974	81,149	79,832	67,676	50,005	281,955	80,582
Corporate and Other	(35,049)	(52,493)	(34,334)	(31,897)	(36,214)	(121,876)	(108,671)

(CMC Third Quarter Fiscal 2022 - 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except share and per share data)	2022	2021	2022	2021
Net sales	$2,515,727	$1,845,041	$6,506,416	$4,699,114
Costs and operating expenses (income):
Cost of goods sold	1,956,459	1,533,768	5,157,834	3,936,930
Selling, general and administrative expenses	139,556	134,357	391,119	368,882
Interest expense	13,433	11,965	36,479	40,245
Loss on debt extinguishment	39	—	16,091	16,841
Asset impairments	3,245	277	4,473	4,345
Gain on sale of assets	(2,024)	(3,909)	(276,106)	(9,390)
Net costs and operating expenses	2,110,708	1,676,458	5,329,890	4,357,853
Earnings before income taxes	405,019	168,583	1,176,526	341,261
Income taxes	92,590	38,175	247,894	80,709
Net earnings	$312,429	$130,408	$928,632	$260,552

Earnings per share:
Basic	$2.58	$1.08	$7.66	$2.17
Diluted	$2.54	$1.07	$7.55	$2.14

Cash dividends per share	$0.14	$0.12	$0.42	$0.36
Average basic shares outstanding	121,247,105	120,613,652	121,277,553	120,241,579
Average diluted shares outstanding	122,799,869	122,193,655	122,927,291	121,852,144

(CMC Third Quarter Fiscal 2022 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	May 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$410,265	$497,745
Restricted cash	126,264	3,384
Accounts receivable (less allowance for doubtful accounts of $5,070 and $5,553)	1,330,279	1,105,580
Inventories, net	1,346,286	935,387
Prepaid and other current assets	230,414	169,649
Assets held for sale	60	25,083
Total current assets	3,443,568	2,736,828
Property, plant and equipment, net	1,808,392	1,566,123
Intangible assets, net	266,440	10,101
Goodwill	253,563	66,137
Other noncurrent assets	331,739	259,482
Total assets	$6,103,702	$4,638,671
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$492,947	$450,723
Accrued expenses and other payables	474,653	475,384
Current maturities of long-term debt and short-term borrowings	423,091	54,366
Total current liabilities	1,390,691	980,473
Deferred income taxes	223,979	112,067
Other noncurrent liabilities	231,385	235,607
Long-term debt	1,115,478	1,015,415
Total liabilities	2,961,533	2,343,562
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 120,490,407 and 120,586,589 shares	1,290	1,290
Additional paid-in capital	375,386	368,064
Accumulated other comprehensive loss	(85,730)	(84,820)
Retained earnings	3,040,554	2,162,925
Less treasury stock, 8,570,257 and 8,474,075 shares at cost	(189,563)	(152,582)
Stockholders' equity	3,141,937	2,294,877
Stockholders' equity attributable to non-controlling interests	232	232
Total stockholders' equity	3,142,169	2,295,109
Total liabilities and stockholders' equity	$6,103,702	$4,638,671

(CMC Third Quarter Fiscal 2022 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended May 31,
(in thousands)	2022	2021
Cash flows from (used by) operating activities:
Net earnings	$928,632	$260,552
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	125,943	125,176
Deferred income taxes and other long-term taxes	64,241	(17,175)
Stock-based compensation	37,856	35,558
Loss on debt extinguishment	16,052	16,841
Asset impairments	4,473	4,345
Other	1,449	243
Amortization of acquired unfavorable contract backlog	—	(4,540)
Net gain on disposals of assets	(276,106)	(9,390)
Changes in operating assets and liabilities	(660,793)	(317,378)
Net cash flows from operating activities	241,747	94,232
Cash flows from (used by) investing activities:
Acquisitions, net of cash acquired	(552,449)	—
Proceeds from the sale of property, plant and equipment and other	314,971	25,890
Capital expenditures	(294,346)	(127,395)
Proceeds from insurance	3,081	—
Other	—	(2,500)
Net cash flows used by investing activities	(528,743)	(104,005)
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	740,403	309,187
Repayments of long-term debt	(319,706)	(361,855)
Debt extinguishment costs	(13,642)	(13,128)
Debt issuance costs	(3,064)	(2,830)
Proceeds from accounts receivable facilities	327,665	145,864
Repayments under accounts receivable facilities	(290,666)	(118,312)
Treasury stock acquired	(55,597)	—
Dividends	(51,003)	(43,295)
Stock issued under incentive and purchase plans, net of forfeitures	(10,132)	(3,807)
Contribution from non-controlling interest	—	19
Net cash flows from (used by) financing activities	324,258	(88,157)
Effect of exchange rate changes on cash	(1,862)	(423)
Increase (decrease) in cash, restricted cash, and cash equivalents	35,400	(98,353)
Cash, restricted cash and cash equivalents at beginning of period	501,129	544,964
Cash, restricted cash and cash equivalents at end of period	$536,529	$446,611

Supplemental information:
Cash paid for income taxes	$189,491	$59,041
Cash paid for interest	34,394	43,403

Noncash activities:
Liabilities related to additions of property, plant and equipment	$50,948	$16,601

Cash and cash equivalents	$410,265	$443,120
Restricted cash	126,264	3,491
Total cash, restricted cash and cash equivalents	$536,529	$446,611

(CMC Third Quarter Fiscal 2022 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2022	2/28/2022	11/30/2021	8/31/2021	5/31/2021	5/31/2022	5/31/2021
Net earnings	$312,429	$383,314	$232,889	$152,313	$130,408	$928,632	$260,552
Interest expense	13,433	12,011	11,035	11,659	11,965	36,479	40,245
Income taxes	92,590	126,432	28,872	40,444	38,175	247,894	80,709
Depreciation and amortization	43,583	41,134	41,226	42,437	41,804	125,943	125,176
Asset impairments	3,245	1,228	—	2,439	277	4,473	4,345
Amortization of acquired unfavorable contract backlog	—	—	—	(1,495)	(1,508)	—	(4,540)
Adjusted EBITDA	465,280	564,119	314,022	247,797	221,121	1,343,421	506,487
Non-cash equity compensation	11,986	16,251	9,619	8,119	13,800	37,856	35,558
Acquisition and integration related costs and other	4,478	—	3,165	—	—	7,643	—
Purchase accounting effect on inventory	2,169	—	—	—	—	2,169	—
Gain on sale of assets	—	(273,315)	—	—	(4,457)	(273,315)	(10,334)
Loss on debt extinguishment	—	16,052	—	—	—	16,052	16,841
Facility closure	—	—	—	—	—	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Core EBITDA	$483,913	$323,107	$326,806	$255,916	$230,464	$1,133,826	$558,112

(CMC Third Quarter Fiscal 2022 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Nine Months Ended
(in thousands)	5/31/2022	2/28/2022	11/30/2021	8/31/2021	5/31/2021	5/31/2022	5/31/2021
Net earnings	$312,429	$383,314	$232,889	$152,313	$130,408	$928,632	$260,552
Asset impairments	3,245	1,228	—	2,439	277	4,473	4,345
Acquisition and integration related costs and other	4,478	—	3,165	—	—	7,643	—
Purchase accounting effect on inventory	2,169	—	—	—	—	2,169	—
Gain on sale of assets	—	(273,315)	—	—	(4,457)	(273,315)	(10,334)
Loss on debt extinguishment	—	16,052	—	—	—	16,052	16,841
Facility closure	—	—	—	—	—	—	10,908
Labor cost government refund	—	—	—	—	—	—	(1,348)
Total adjustments (pre-tax)	$9,892	$(256,035)	$3,165	$2,439	$(4,180)	$(242,978)	$20,412

Tax items
International restructuring	—	—	(36,237)	—	—	(36,237)	—
Related tax effects on adjustments	(2,077)	60,274	(665)	(512)	878	57,532	(4,313)
Total tax items	(2,077)	60,274	(36,902)	(512)	878	21,295	(4,313)
Adjusted earnings	$320,244	$187,553	$199,152	$154,240	$127,106	$706,949	$276,651
Net earnings per diluted share	$2.54	$3.12	$1.90	$1.24	$1.07	$7.55	$2.14
Adjusted earnings per diluted share	$2.61	$1.53	$1.62	$1.26	$1.04	$5.75	$2.27

Media Contact:
Susan Gerber
(214) 689-4300